Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR FEBRUARY

Dallas, Texas, February 5, 2014 – U.S. Trust, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.27200 per unit, payable on February 28, 2014, to unit holders of record on February 18, 2014. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at
http://www.sbr-sabineroyalty.com/.

This distribution reflects primarily the oil production for November 2013 and the gas production for October 2013. Preliminary production volumes are approximately 35,564 barrels of oil and 468,773 Mcf of gas. Preliminary prices are approximately $89.72 per barrel of oil and $3.59 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	35,564	468,773	$89.72	$3.59
Prior Month	44,120	605,411	$94.68	$3.72

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of January, approximately $853,000 of revenue received will be posted in the following month of February in addition to normal receipts during February. Since the close of business in January and prior to this press release, approximately $1,141,000 in revenue has been received.

Approximately $104,000 for 2013 Ad Valorem taxes was deducted from this month’s distribution as compared to no tax payment at this time last year. These payments are normal expenditures at this time of year.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

The 2013 tax information packets are expected to begin mailing directly to unitholders in early March 2014. A copy of Sabine’s 2013 tax information booklet will be posted on Sabine’s website by March 1, 2014. In addition to the tax booklet the Sabine website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are expected to be updated with the 2013 tax information by February 15, 2014.

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Contact:	Ron E. Hooper

Senior Vice President

U.S. Trust, Bank of America Private Wealth

Toll Free – 800.365.6541